UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The response to Item 5.02 below is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On January 25, 2005, pursuant to the terms of the Company’s employment agreement with Mr. Schormann, the Company issued 250,000 shares of common stock, par value $0.001 per share ("Common Stock"), the transfer of which is restricted, and an option to purchase 1,000,000 shares of Common Stock to Mr. Schormann. These securities were issued in a transaction not involving a public offering that is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The terms of these securities are described in the response to Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 25, 2005, the Company announced that it entered into an employment agreement with Christian Schormann, under which Mr. Schormann will serve as the Company’s Vice President of Research and Development. Mr. Schormann's employment commenced on January 12, 2005 (the "Commencement Date"). The initial term of his employment under this agreement will be two years and will automatically renew for one year periods thereafter unless either party gives at least 90 days’ written notice to the other of its intent not to renew the agreement.

During the period from January 2001 until the present, Mr. Schormann was the Chief Technology Officer of the professional and broadcast systems division of Pinnacle Systems, a supplier of video creation and distribution tools. During 2000, Mr. Schormann was employed as Vice President of Engineering of Zatso, an internet start-up company engaged in the development of personalized streaming video news services. From 1998 to 1999, Mr. Schormann was employed by Softimage, a provider of animation, compositing and special effects software for the film, broadcast and games/interactive industries. During 1998, while Softimage was owned by Microsoft, Mr. Schormann was director of development of Softimage DS (digital studio); in July 1998, he was appointed Vice President of Research and Development at Softimage after Softimage was acquired by Avid Technologies.

Under the employment agreement, Mr. Schormann will receive a base salary of $190,000 per year and is eligible to earn an annual bonus equal to up to 25% of his base salary, based on the achievement of certain performance objectives to be agreed upon by Mr. Schormann and the Company’s president and approved by the Company’s board.

The Company agreed to issue the following securities to Mr. Schormann:

1) 250,000 shares of Common Stock that shall be subject to a lapsing right of forfeiture which right shall lapse with respect to 62,500 of the restricted shares on the first anniversary of the Commencement Date and at a rate of 5,208 shares per month following the first anniversary of the Commencement Date.

2) An option to purchase 1,000,000 shares of Common Stock with an exercise price of $.20 per share, which shall vest and become exercisable with respect to 250,000 shares on the first anniversary of the Commencement Date, and at a rate of 20,833 shares per month following the first anniversary of the Commencement Date.

3) In addition, if the Company has not commenced development and committed funding of a specified research and development project by the first anniversary of the Commencement Date, the Company will grant Mr. Schormann an option to purchase 750,000 shares of Common Stock with an exercise price per share equal to the fair market value on the date of grant. This option shall vest in three equal installments beginning on the first anniversary of the date of grant.

All remaining restrictions on the restricted stock shall lapse and any unvested shares subject to the options described above will vest 90 days after the occurrence of a Change of Control (as defined in the employment agreement), if the employment agreement is still in effect

If Mr. Schormann's employment is terminated without cause by the Company, or for "good reason" (as defined in the employment agreement) by Mr. Schormann, the Company will pay him an amount equal to one year’s base salary.

Mr. Schormann agreed not to compete with the Company or any of its parent corporations, subsidiaries or affiliates or solicit for employment any of the Company's employees, during the term of the employment agreement and for one year following termination of the employment agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

January 25, 2005	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.15	Employment agreement between Christian Schormann and Company, dated January 12, 2005
99.1	Press release announcing appointment of Christian Schormann as Vice President of Research and Development